Exhibit 10.91
EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into effective April 1, 2006, by and between William M. Smartt ("Executive"), and Building Materials Holding Corporation, a Delaware corporation (the "Company").

WITNESSETH

WHEREAS, Executive is currently employed by the Company as its Senior Vice President and Chief Financial Officer;

WHEREAS, the Company desires to obtain the benefit of the services of Executive, and Executive desires to provide his service to the Company as provided for in this Agreement; and

WHEREAS, the Company wishes to extend the duration of Executive's services and further clarify the terms and conditions of his employment by entering into this Agreement with Executive and Executive is willing to commit his services to the Company, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Executive and the Company hereto agree as follows:

1.    Term

This Agreement shall commence on April 1, 2006 (the "Effective Date") and shall continue in effect until the later of (i) May 31, 2009 or (ii) the date that the employment contract between the Company and Robert E. Mellor is terminated, such period being referred to herein as the "Employment Term."

2.    Employment

2.1    Engagement. The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the terms and conditions herein set forth. During the Employment Term, Executive shall be employed as Senior Vice President and Chief Financial Officer of the Company, and shall be responsible for the duties normally and customarily attendant to such offices. Executive shall report directly to the Company's Chairman, Chief Executive Officer and President, and also shall render such other services and duties of an executive nature consistent with the duties of a senior executive officer of the Company as may from time to time be designated by the Board of Directors (the "Board").

2.2    Exclusive Employment. During the Employment Term, Executive shall devote his full business time to his duties and responsibilities set forth in Section 2.1. Without limiting the generality of the foregoing, Executive shall not, without the prior written approval of the Board, during the Employment Term, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in civic, philanthropic and community service activities so long as such activities do not materially interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interest of the Company, and Executive may serve on the board of directors of two companies without Company approval provided that such companies are not competitive with the Company or inconsistent with Executive’s role with the Company.

3.    Compensation and General Benefits

3.1    Base Salary. During the Employment Term, the Company shall pay Executive a base salary in an annualized amount equal to three hundred and sixty five thousand dollars ($365,000) ("Base Salary") payable pro rata on the Company's regular payday, and subject to adjustment as hereinafter provided.

3.2    Salary Reviews. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board for the purpose of considering increases thereof. In conducting this review, the Compensation Committee of the Board shall consider appropriate factors, including, without limitation, Executive's performance, the Company's financial condition and compensation afforded to senior executives of comparable corporations. The Base Salary shall not be decreased without the written consent of Executive.

3.3    Bonus. During the Employment Term, Executive shall be eligible to participate in and to receive benefits under the Company’s regular officers’ bonus plan or such successor annual incentive or bonus plans that the Company may adopt from time to time for the benefit of its senior executives (collectively referred to as the "Annual Bonus Plan") and to earn incentive or bonus awards under the Annual Bonus Plan, in accordance with the terms of the Annual Bonus Plan as in effect from time to time. Notwithstanding any provision in the Annual Bonus Plan to the contrary, if Executive's employment is terminated for any reason, except in the case the Executive is involuntarily terminated by the Company for Cause during the Employment Term, then the Executive shall be paid at the end of the then-current performance cycle an amount equal to the Executive’s target bonus under the Annual Bonus Plan for such performance cycle multiplied by a fraction, the numerator of which is equal to the number of whole calendar months that the Executive worked during such performance cycle and the denominator of which is equal to 12. To the extent that the foregoing referenced target bonus is based upon a percentage of the Executive’s base compensation, then such target bonus shall be based upon the Executive’s annualized base compensation as of the date his employment is terminated.

3.4    Equity Incentive Compensation.

(a)    Equity Bonus. Company agrees to provide Executive with the opportunity to earn an equity bonus (the "Equity Bonus") that grants to Executive 20,000 units. At the end of the first year of the Employment Term, Executive will earn a cash bonus equal to the greater of (1) 20,000 multiplied by the average closing price of the company's stock over the five (5) business days immediately preceding the Equity Bonus Payment Date or (2) $150,000. The Equity Bonus shall be paid within thirty (30) days after March 31, 2007. Executive must be employed by the Company on March 31, 2007 in order to receive payment of the Equity Bonus, and the Equity Bonus shall be forfeited in its entirety if Executive voluntarily terminates employment without Good Reason or Executive is involuntarily terminated for Cause before March 31, 2007. Company agrees to provide Executive with the opportunity to earn an Equity Bonus for the period of April 1, 2007 through March 31, 2008 and the period of April 1, 2008 through March 31, 2009 calculated for each such period as follows: the greater of (1) 10,000 multiplied by the average closing price of the Company’s stock over the five (5) business days immediately preceding April 1, 2008 and April 1, 2009 or (2) $300,000. The Equity bonus will be paid within 30 days of the calculation date of each year. Executive must be employed by the Company on the respective payment dates in order to receive payment of the Equity Bonus, and the Equity Bonus shall be forfeited in its entirety if Executive voluntarily terminates employment without Good Reason of Executive is involuntarily terminated for Cause before the respective payment dates.

(b)    Adjustment to Equity Units. The number of equity units granted to the Executive under Section 3.4(a) and the related minimum value per unit shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock (“Shares”) of the Company resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

(c)    Equity Incentive Plan. Executive may be eligible to receive additional incentive compensation subject to the discretion of the Compensation Committee which may take into consideration the Equity Bonus in the form of stock option or restricted stock grants under the 2004 Incentive and Performance Plan. All grants made under the 2004 Incentive and Performance Plan shall be at the discretion of the Compensation Committee of the Board. Except as expressly provided herein, Executive shall be eligible for incentive compensation under the 2004 Incentive and Performance Plan on at least the same basis as other similarly situated members of senior management of the Company, and pursuant to the terms and conditions of such plan as in effect from time to time.

(d)    LTIP. The Long-Term Incentive Plan ("LTIP") provides for the award of long-term incentive compensation based upon the attainment of pre-defined performance goals with respect to each applicable three-year performance cycle. As of the Effective Date, Executive participated in and was entitled to receive compensation under the LTIP for each of the following three-year performance cycles: January 1, 2004 through December 31, 2006; January 1, 2005 through December 31, 2007; and January 1, 2006 through December 31, 2008 (each a "Participating Performance Cycle"); provided, however, that Executive shall receive 100% of the amount otherwise payable for the period January 1, 2004 through December 31, 2006; 66.67% of the amount otherwise payable for the period January 1, 2005 through December 31, 2007; and 33.33% of the amount otherwise payable for the period January 1, 2006 through December 31, 2008. Executive will not participate in and is not eligible to receive compensation under the LTIP for each of the following three-year performance cycles: January 1, 2007 through December 31, 2009; January 1, 2008 through December 31, 2010; and January 1, 2009 through December 31, 2011. Notwithstanding any provision of the LTIP to the contrary, if for any reason Executive’s participation in the LTIP is terminated prior to the completion of the Participating Performance Cycle, except in the case where such termination is due to the Executive’s involuntary termination for Cause or voluntary termination not including termination for Good Reason, death or disability, then the Executive shall be paid at the end of such Participating Performance Cycle an amount equal to the Executive’s target bonus under the LTIP multiplied by a fraction the numerator of which is equal to the number of whole years that the Executive has worked during the Participating Performance Cycle and the denominator of which is equal to 3. To the extent that the foregoing referenced target bonus is based upon a percentage of the Executive’s base compensation, then such target bonus shall be based upon the Executive’s annualized base compensation as of the date his participation in the LTIP terminated. Except as expressly provided herein, Executive shall be eligible on at least the same basis as other similarly situated members of senior management of the Company to receive amounts payable under the LTIP in accordance with normal plan rules at the end of each Participating Performance Cycle.

(e)    Change of Control. If there is a Change of Control of the Company, any Equity Bonus to which Executive otherwise is entitled under Section 3.4(a) will immediately vest in full upon such Change of Control. Such vested payment(s) shall be paid within five (5) business days following a Change of Control. Any Equity Bonus payable pursuant to this Section 3.4(e) shall be calculated using the price of the Company’s stock on the date of the Change of Control. A "Change in Control" of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock are to be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any group), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty (50%) percent or more of the Company's outstanding Common Stock, or (iv) if for any reason a majority of the Board is not comprised of "Continuing Directors," where a "Continuing Director" of the Corporation as of any date means a member of the Board who (x) was a member of the Board two years prior to such date and at all times through such date or (y) was nominated for election or elected to the Board with the affirmative vote of at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director. Payments made under this Section 3.4(e) shall be taken into account under Paragraph 6 of the Severance Plan (as defined below) to the extent applicable for purposes of calculation of the “gross up” under such Paragraph 6.

3.5    Vacation. Executive shall be entitled to four weeks paid vacation in any fiscal year during the Employment Term in accordance with Company vacation and leave policies. Vacation time shall be planned and taken consistent with Executive's duties and obligations hereunder.

3.6    Other Benefits. During the Employment Term, Executive (and his spouse and dependents) shall be entitled to participate in the Company's executive perquisite plan, supplemental retirement plan, liability insurance, life insurance, disability insurance, dental insurance, hospitalization insurance, medical, accident, and other employee benefit plans from time to time adopted by the Company on the same basis as other similarly situated members of senior management of the Company and pursuant to the terms and conditions of such plans and programs. The Company shall have the right to change insurance carriers and benefit plans as may be appropriate in light of future market conditions and shall have the right to purchase individual policies covering Executive if necessary.

3.7    Post-Termination Health Care Coverage. Upon termination of employment, but only as provided in Section 7, Executive shall be eligible to participate in the Company’s health care plan, either on an individual basis or family basis to include his dependent spouse, until such time as he becomes eligible to participate in the BMHC Retirement Health Care Plan (“Retiree Health Care Plan”). If Executive wishes to participate in the Company’s health care plan after his termination of employment, then Executive must pay each month to the Company an amount equal to one-half of the COBRA benefit cost applicable to the selected coverage (i.e., individual or family coverage).

3.8    Retiree Health Care Coverage. Executive shall be eligible to participate in the Retiree Health Plan in accordance with its terms and conditions. For purposes of determining whether the Executive has met the Retiree Health Plan’s eligibility requirements, the Executive’s prior periods of employment with organizations that provide services similar to the Company shall be taken into account. If for any reason the Executive is unable to participate in the Retiree Health Plan, then the Company shall pay to the Executive each month an amount equal to the Retiree Health Plan’s “Monthly Cost.” Assuming that the Executive had participated in and received coverage under the Retiree Health Plan, the Monthly Cost shall equal the Company’s hypothetical monthly cost of providing such coverage.  After the Executive attains age 65, the Retiree Health Plan shall be secondary to Medicare.

3.9    Reimbursement of Expenses. Upon submission of appropriate documentation in accordance with Company policy, the Company will promptly reimburse Executive for all reasonable business expenses incurred by Executive in pursuing the business of the Company, including, without limitation, expenditures for entertainment and travel. The Company shall make such reimbursement to the Executive no later than thirty (30) days after Executive’s submission to the Company of all required expense documentation. The Executive’s right to reimbursement in accordance with this Section 3.9 and the Company’s policies as in effect from time to time shall survive termination of the Agreement.

3.10    Director and Officers Insurance. During the Employment Term, the Company shall obtain and maintain a Director and Officers insurance policy which covers Executive and provides for a level of insurance coverage and benefits that are customary and usual for a publicly-held company.

3.11    Supplemental Executive Retirement Plan Benefits. Executive participates in the Executives’ Supplemental Retirement Income Plan of Building Materials Holding Corporation (“SERP”). Notwithstanding any provision of the SERP to the contrary, if the Executive’s employment with the Company is involuntarily terminated without Cause, voluntarily terminated due to Good Reason as described in Section 7.7 (d), or terminates upon expiration of this Agreement , then the Executive shall immediately become fully vested in his benefits under the SERP. Notwithstanding any provision of this Agreement to the contrary, no provison of this Agreement shall be construed as limiting, in any manner or form, Executive’s right to benefits under the SERP.

4.    Confidential Information

During the term of this Agreement and forever thereafter, Executive agrees to keep confidential all information provided by the Company, including any such information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Company (collectively, "Confidential Information"), and not to release, use, or disclose the Confidential Information, except with the prior written permission of the Company. Executive further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business, of the Company (or containing any other secret or confidential information of the Company) made or acquired by Executive during his employment, is and shall be the sole and exclusive property of the Company. Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive, [(ii) was available to Executive on a non-confidential basis prior to its disclosure by Company, (iii) becomes available to Executive on a non-confidential basis from a person other than Company who is not otherwise bound by a confidentiality agreement with Company, or is not otherwise prohibited from transmitting the information to Executive, or (iv) the Executive is required to disclose pursuant to court, administrative hearing officer or other judicial or duly authorized governmental representative request or demand for such disclosure, unless the Company has obtained an appropriate protective order that prohibits such disclosure and the Company has advised the Executive of such protective order prior to the Executive’s fulfillment of such request or demand.

5.    Covenants of Executive.

5.1    Non-Compete. Executive agrees that, during the Employment Term and for a period of one year following a termination of employment other than following a Change of Control, he will not, directly or indirectly, engage in any business or activity competitive with the business activities of the Company. The foregoing shall not apply to passive investments by Executive of up to 5% of the outstanding stock of any publicly traded company or to service by Executive on boards of directors of companies as permitted under this Agreement, regardless of whether such company competes with the Company.

5.2    Solicitation of Employees. During the Employment Term and for a period of one year following a termination of employment other than following a Change of Control, (i) he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, hire any member of senior management of the Company (defined as an officer with a title of vice president or higher) who is then in the employ of the Company, or (ii) solicit for hire any employee of the Company, provided, however, that general solicitations not targeted to Company employees shall not be deemed to violate this clause (ii).

5.3    Solicitation of Customers and Suppliers. Executive agrees that, during the Employment Term and for a period of one year following a termination of employment other than following a Change of Control, he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, (i) solicit the business of any material customers of or supplies to the Company, or (ii) discourage any person or entity which is a customer of the Company from continuing its business relationship with the Company.

5.4    Compliance with Company Policies. Executive agrees that, during the Employment Term, he shall comply with the Company's employee manual and other policies and procedures reasonably established by the Company from time to time concerning matters such as management, supervision, recruiting, diversity, and sexual harassment.

5.5    Cooperation. For a period of three years following his termination of employment under this Agreement, he shall, upon Company’s reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall pay Executive’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, as well as the reasonable costs of an attorney Executive engages to advise him in connection with the foregoing.

5.6    Return of Business Records and Equipment. Upon termination of Executive's employment hereunder, Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes confidential information, including any and all copies of such documentation then in Executive's possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by the Company. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

6.    Covenants of the Company

Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee, director or officer of the Company or serves or served any other entity in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, including but not limited to attorney fees, all to the fullest extent permitted by law.

7.    Termination.

7.1    Termination Upon Death or Disability. If Executive's employment is terminated as a result of death or Disability prior to the expiration of the Employment Term, Executive (or Executive's estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) shall be entitled to receive (i) any earned but unpaid Base Salary; (ii) payment of any accrued and unpaid vacation pay through the Date of Termination; (iii) payment of any unreimbursed business expenses; (iv) a pro-rata amount of the annual bonus that Executive would be eligible to receive under the Company's Annual Bonus Plan for the year in which Executive's termination occurs; (v) LTIP benefits in accordance with the terms of the LTIP, as modified by Section 3.4(d) hereof; (vi) benefits under the Supplemental Retirement Plan ("SERP"), provided that Executive shall become fully vested in his benefits under the SERP upon termination pursuant to this Section 7.1; (vii) the benefits provided for in Sections 3.7 and 3.8 hereof; and (viii) any other benefits that Executive is entitled to receive as of the Date of Termination under applicable benefit plans of the Company, less standard withholdings for tax and social security purposes. Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind to Executive (or Executive's estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) upon a termination of employment by death or Disability.

7.2    Voluntary Termination. If Executive terminates employment with the Company without Good Reason, Executive agrees to provide the Company with ninety (90) days' prior written notice. The Company may accelerate the termination of Executive's employment and the right to any further compensation to a date prior to the 90th day upon written notice thereof being delivered to Executive by the Company. In the event that Executive's employment is terminated under this Section 7.2, Executive shall receive payment for (i) any earned and unpaid Base Salary; (ii) payment of any accrued and unpaid vacation pay through the Date of Termination; (iii) payment of any unreimbursed business expenses; (iv) earned but unpaid amount of the annual bonus that Executive would be eligible to receive under the Company's Annual Bonus Plan, but only those amounts that were earned during the fiscal year immediately preceding the fiscal year during which the Executive's termination occurs; and (v) benefits the Executive is entitled to receive under the employee benefit plans of the Company, including the SERP, if any, less standard withholdings for tax and social security purposes, through the Date of Termination. Except as required by law, after the Date of Termination the Company shall have no further obligation to pay any compensation of any kind or severance payment of any kind nor to make any further payment in lieu of notice to Executive.

7.3    Termination for Cause. The Company may terminate Executive's employment with the Company at any time for Cause. In the event that Executive's employment is terminated under this Section 7.3, Executive shall receive (i) payment for all earned but unpaid Base Salary; (ii) payment for accrued but unused vacation; (iii) payment of any unreimbursed business expenses; and (iv) benefits the Executive is then entitled to receive under the employee benefit plans of the Company, if any, but excluding bonuses otherwise payable under the Company's Annual Bonus Plan, less standard withholdings for tax and social security purposes, through the Date of Termination. Except as required by law, after the Date of Termination the Company shall have no further obligation to pay any severance or compensation of any kind nor to make any payment in lieu of notice to Executive. Except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

7.4    Termination Without Cause. The Company may, at any time and without prior written notice, terminate Executive without Cause. In the event that Executive's employment with the Company is terminated without Cause, Executive shall receive (i) payment for all earned but unpaid Base Salary; (ii) payment for accrued but unused vacation; (iii) payment of any unreimbursed business expenses; (iv) a pro-rata amount of the annual bonus that Executive would be eligible to receive under the Company's Annual Bonus Plan for the year in which Executive's termination occurs; (v) LTIP benefits in accordance with the terms of the LTIP, as modified by Section 3.4(d) hereof; (vi) benefits under the SERP, provided that Executive shall become fully vested in his benefits under the SERP upon termination pursuant to this Section 7.4; (vii) the benefits provided for in Sections 3.7 and 3.8 hereof; (viii) payment of the Equity Bonus as provided in Section 3.4 hereof, provided that Executive shall become fully vested in his benefits under Section 3.4 upon termination pursuant to this Section 7.4, and (ix) any other benefits that Executive is entitled to receive as of the Date of Termination under applicable benefit plans of the Company, less standard withholdings for tax and social security purposes. Except as specifically provided in this Section 7.4 and except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

7.5    Termination for Good Reason. Notwithstanding anything in this Section 7 to the contrary, Executive may voluntarily terminate his employment with the Company and receive the benefits detailed in Section 7.4 upon or within 180 days following the occurrence of an event constituting Good Reason.

7.6    Certain Definitions. For purposes of this Agreement, the following term shall have the meanings set forth below.

(a)    "Cause" shall mean that Executive shall: (i) commit an act of fraud, embezzlement or misappropriation involving the Company; (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty (other than driving while intoxicated or while under the influence of alcohol or drugs); (iii) commit an act, or fail to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, gross negligence or a breach of this Agreement and which results or will result in material harm to the Company; or (iv) willfully fail to perform the responsibilities and duties specified herein for a period of ten (10) days following receipt of written notice from the Company which specifically describes past instances of willful failure of performance; provided that in the case of (iv) above, during the 10-day period following receipt of such notice, Executive shall be given the opportunity to take reasonable steps to cure any such claimed past failure of performance.

(b)    "Date of Termination" shall mean (i) if Executive is terminated by the Company for Disability, 30 days after written notice of termination is given to Executive (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period) or (ii) if Executive's employment is terminated by the Company for any other reason or by Executive, the date on which a written notice of termination, specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment is given; provided that, in the case of a termination for Cause, Executive shall not have cured the matter or matters stated in the notice of termination within the 10-day notice period provided in Section 7.6(a) above.

(c)    "Disability" shall mean a physical or mental disability that renders Executive unable, as determined in good faith by a licensed physician, to perform the essential functions of his position, even with reasonable accommodation, for 180 days within any 12-month period. The Company and Executive or his legal representative shall use their best efforts to agree on the physician to determine Disability. If they cannot agree within 10 days after the first party makes a written proposal stating the name of a physician, then the other party shall select a physician within 10 days and within 10 days thereafter the two physicians shall select a third physician. All such physicians must be board certified in the medical area giving rise to the alleged Disability. The determination of the third physician shall be final and binding. If one party fails to select a physician within the 10-day period, the physician named by the other party shall make the determination of Disability.

(d)    "Good Reason" shall mean Executive's resignation from employment within 180 days after the occurrence of one of the following events:

(i) a change of Executive's title as Chief Financial Officer or a material reduction in Executive's responsibilities without Executive's written consent;

(ii) any one of the following reductions in Executive’s compensation by the Company: (1) reduction in Base Salary at any time during the Employment Term; (2) reduction in the number of Equity Bonus units granted to Executive for a fiscal year to a number of Equity Bonus units that is less than the number of such units required to be granted to Executive under Section 3.4(a) of the Agreement; (3) reduction in the amount of cash bonus paid to Executive under the Company's Bonus Plan to an amount that is less than the highest cash bonus paid to Executive under the Bonus Plan for any of the three fiscal years immediately preceding the fiscal year in which the Executive provides notice to the Company of his termination for Good Reason (“Good Reason Notice”); (4) reduction in the amount contributed as a Company matching or profit-sharing contribution (“Employer Contribution”) made on behalf of Executive under the Company's 401(k) plan (or any successor plan) to an amount that is less than the highest Employer Contribution made on behalf of the Executive for any of the three fiscal years immediately preceding the fiscal year in which Good Reason Notice occurs, unless such reduction is required to comply with the requirements under the Internal Revenue Code that are applicable to tax-qualified retirement plans; and (5) reduction in amounts allocated or accrued (whether or not funded) as a Company contribution on behalf of Executive under the Company's SERP (or any successor plan) (“SERP Accrual”) to an amount that is less than the highest SERP Accrual made on behalf of Executive for any of the three fiscal years immediately preceding the year in which Good Reason Notice occurs;

(iii) relocation to any place more than twenty-five (25) miles from the office regularly occupied by the Executive as of the Effective Date, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations as of the Effective Date;

(iv) any material breach by the Company of any provision of this Agreement; or

(v) the failure by the Company or by any successor or assign of the Company (whether by operation of law or otherwise, including any surviving company in a merger or similar transaction involving the Company), within ten business days following a Change in Control to deliver to the Executive an agreement expressly reaffirming its obligations under or agreeing to assume and comply with the obligations of the Company under this Agreement.

8.    Change of Control.

8.1    Severance Benefits. Upon the occurrence of a Change of Control, Executive shall be entitled to severance payments as specified in Section 5 of the Building Materials Holding Corporation Severance Plan for Certain Executive Officers, Senior Management and Key Employees of the Company and its Subsidiaries, including any amendments thereto, as of the Effective Date ("Severance Plan"); for avoidance of doubt, reference to the provisions of the Severance Plan made herein shall be without regard to any amendments to the Severance Plan made after the Effective Date unless such subsequent amendments have the effect of increasing any benefit pursuant to the Severance Plan. A copy of the Severance Plan in effect as of the Effective Date of this Agreement is attached as Exhibit 1. The multiple used to calculate the amount payable under Section 5(i), 5(ii) and 5(iii) of the Severance Plan shall be the number of whole years remaining in the Employment Term plus a fraction representing any partial year remaining in the Employment Term. The payments to Executive under the Severance Plan shall be increased as provided in Section 6 of the Severance Plan to the extent such payments trigger the provisions of Section 6. For avoidance of doubt, Executive shall not participate in the Severance Plan and shall not be entitled to severance benefits except as expressly provided in this Section 8.

8.2    Severance Calculation. Notwithstanding any provision of the Severance Plan to the contrary, the definition of “Cash Compensation" shall include the sum of the highest Equity Bonus paid under Section 3.4 hereunder to Executive or any annualized comparable bonus paid to Executive under any predecessor employment agreement (all such bonuses shall be referred to as “Equity Bonus”) with the Company during any of the three fiscal years immediately preceding the year in which the Change of Control occurs or, if greater, the annualized value of any pro rata Equity Bonus paid during the year in which the Change of Control occurs.

8.3    Code Section 409A. Notwithstanding anything herein or in the Severance Plan to the contrary, to the extent that the Board determines, in its sole discretion, that any payment or benefit to be provided under Section 8.1 to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (x) the date that is six months following the Date of Termination or (y) the date of Executive's death or disability (within the meaning of Section 409A(a)(2)(C) of the Code) (such date is referred to herein as the "Distribution Date"). In the event that the Board determines that the commencement of any of the benefits to be provided under Section 8.1 are to be delayed pursuant to the preceding sentence, the Company shall require Executive to bear the full cost of such benefits until the Distribution Date at which time the Company shall reimburse Executive for all such costs.

8.4    Termination of Obligations. Upon the consummation of a Change of Control, Executive's obligations under this Agreement shall terminate, except as otherwise provided in Sections 4 and 5.

8.5    Payment of Severance. Payment of the Severance benefit to Executive shall occur within 10 days of the Change of Control notwithstanding Section 8.3 of this agreement or any provisions in the Severance Agreement.

9.    Warranties and Representations. Executive hereby represents and warrants to the Company that he is not now under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of his obligations hereunder; and has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof

10.    Notices

All notices required or permitted to be given by either party hereunder shall be in writing and shall be deemed sufficiently given if mailed by registered or certified mail, or personally delivered to the party entitled thereto at the address stated below, or to such changed address as the addressee may have given by a similar notice:

To the Company:	Building Materials Holding Corporation Four Embarcadero Center, Suite 3200 San Francisco, California 94111 Attn: Chairman of the Compensation Committee Fax: (415) 627-9119
With a Copy to:	Building Materials Holding Corporation 720 Park Blvd., Suite 200 P.O. Box 7006 Boise, Idaho, 83707 Fax: (208) 387-4367 Attention: Paul Street, Esq.
To Executive:	William M. Smartt Building Materials Holding Corporation Four Embarcadero Center, Suite 3200 San Francisco, California 94111 Telecopier: (415) 627-9119

11.    General Provisions

11.1    Waiver. No waiver by any party hereto of any failure of any other party to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other covenant or condition.

11.2    Amendments. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by Executive and a duly authorized officer of the Company.

11.3    Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

11.4    Assignment. No right to or interest in any payments shall be assignable by either party; provided; however, that this provision shall not preclude Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto. Further, the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets or shares to the surviving corporation or purchaser as the case may be so long as such assignee assumes the Company's obligations hereunder.

11.5    Successors and Assigns. This Agreement and the obligations of the Company and Executive hereunder shall be binding upon and shall be assumed by their respective successors including, without limitation, any corporation or corporations acquiring the Company, whether by merger, consolidation, sale or otherwise.

11.6    Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

11.7    Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled, provided that in the case of any dispute involving payment or calculation of the amount of payment under the Severance Plan and as provided for in Section 8 of this Agreement, the Company shall pay Executive’s legal fees incurred including and costs incurred in enforcing the terms of the Severance Agreement and this Agreement. This provision shall be construed as applicable to the entire contract.

11.8    No Representation. No officer, employee or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereto which is not contained herein, and Executive agrees that he has not executed this Agreement in reliance upon any such representation or promise.

11.9    Interpretation of Agreement. Each of the parties has been represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

11.10    Headings. The headings of sections and subsections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.11    Entire Agreement. This document constitutes the entire understanding and Agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings and representations are hereby terminated and cancelled in their entirety and are of no further force or effect.

11.12    Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts was upon the same instrument, and all such counterparts shall constitute but one instrument.

11.13    Remedies. In view of the position of confidence which Executive will enjoy with the Company and the anticipated relationship with the clients, customers, and employees of the Company and its affiliates pursuant to his employment hereunder, and recognizing both the access to confidential financial and other information which Executive will have pursuant to his employment, Executive expressly acknowledges that the restrictive covenants set forth in Section 5 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its affiliates. Executive further acknowledges that (1) it would be difficult to calculate damages to the Company and its affiliates from any breach of his obligations under this Section 5, (ii) that injury to the Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of Section 5 would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its affiliates has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.

11.14    No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the Date of Termination, except as specifically provided hereunder. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's then existing rights, or rights which would accrue solely as a result of the passage of time, under any Company benefit plan or other contract, plan or arrangement.

11.15    Dispute Resolution and Binding Arbitration. Executive and the Company agree that in the event a dispute arises concerning or relating to Executive's employment with the Company, such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services ("JAMS") by a single impartial arbitrator selected as follows: if the Company and Executive are unable to agree upon an impartial arbitrator within ten (10) days of a request for arbitration, the parties shall request a panel of employment arbitrators from JAMS and alternative strike names until a single arbitrator remains. The arbitration shall take place in San Francisco, California, and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS' rules and procedures. Except as set forth in Section 10.13 hereof, Executive and the Company agree that the arbitration procedure provided for in this section will be the exclusive avenue of redress for any disputes relating to or arising from Executive's employment with the Company, and that the award of the arbitrator shall be final and binding on both parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The arbitration charges will be shared equally by the parties up to the cost of a first appearance fee in state court; any arbitration charge in excess of the first appearance fee shall be paid by the Company. THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

William M. Smartt	BUILDING MATERIALS HOLDING CORPORATION

By:

Title: